Exhibit 5.1

609 Main Street Houston, TX 77002 United States
Facsimile:
+ 713 836 3600 www.kirkland.com	+1 713 836 3600
July 17, 2023

Bitcoin Depot Inc.

3343 Peachtree Road NE, Suite 750

Atlanta, Georgia 30326

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special counsel to Bitcoin Depot Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about July 17, 2023. The Registration Statement relates to (a) the issuance of up to 48,848,750 shares (the “Warrant Shares”) of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of the Company, issuable upon the exercise of the Company’s warrants, consisting of (i) up to 12,223,750 shares of Class A common stock issuable upon the exercise of warrants that were originally issued in a private placement (“Private Placement Warrants”) to GSR II Meteora Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and (ii) up to 31,625,000 shares of Class A common stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) that were originally issued as part of the units sold by GSR II Meteora Acquisition Corp., a Delaware corporation (“GSRM”) in its initial public offering and (b) the resale or distribution from time to time by the selling securityholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees (the “Selling Securityholders”) of the following:

(i)	up to 12,223,750 Private Placement Warrants; and

(ii)	up to 83,747,027 shares of Class A common stock (the “Selling Stockholder Shares” and, together with the Private Placement Warrants and Warrant Shares, the “Securities”), consisting of:

•

up to 657,831 shares of Class A common stock held by former stockholders of GSRM pursuant to (x) certain Voting and Non-Redemption Agreements, dated as of May 18, 2023, May 22, 2023 or May 23, 2023, as applicable, by and among GSRM and such former stockholders; and (y) certain Non-Redemption Agreements, dated as of May 31, 2023 and related agreements dated as of June 28, 2023 (the shares issued pursuant thereto, the “Non-Redemption Shares”);

•	up to 5,769,185 shares of Class A common stock held by certain third parties and affiliates of Sponsor and former directors of GSRM (the “Sponsor Shares”);

•

up to 1,075,761 shares of Class A common stock issuable upon the vesting and conversion of the Company’s Class E common stock, par value $0.0001 per share, held by certain third parties and affiliates of Sponsor and former directors of GSRM (the “Earnout Shares”);

•

up to 59,100,000 shares of Class A common stock (the “BT Assets Conversion Shares”) issuable upon the vesting and conversion of the following securities held directly by BT Assets, Inc., a Delaware corporation: (I) 15,000,000 earnout units of BT HoldCo LLC, a Delaware limited liability company (“BT HoldCo”), and (II) 44,100,000 common units of BT HoldCo (which correspond to 44,100,000 shares of Class V common stock, par value $0.0001 per share, of the Company);

•

up to 4,300,000 shares of Class A common stock issuable upon conversion of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company, held by the PIPE subscribers party to that certain PIPE Agreement, dated as of June 23, 2023, by and among GSRM, Lux Vending, LLC and such subscribers (the “PIPE Conversion Shares”);

•

up to 500,000 shares of Class A common stock issued pursuant to the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan (the “Incentive Equity Plan” and such shares issued thereby, the “Plan Shares” and, together with the Non-Redemption Shares and the Sponsor Shares, the “Issued Shares”);

•

up to 120,500 shares of Class A common stock issuable upon the exercise of certain restricted stock unit awards issued pursuant to the Incentive Equity Plan (“Plan Conversion Shares” and, together with the Earnout Shares and the PIPE Conversion Shares, the “Capital Stock Conversion Shares”); and

•	up to 12,223,750 Warrant Shares issuable upon exercise of the Private Placement Warrants.

The Company issued the Warrants pursuant to a Warrant Agreement, dated February 24, 2022, by and between GSRM and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”).

For purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the corporate and organizational documents of the Company, including the Second Amended and Restated Certificate of Incorporation of the Company and the Certificate of Designation of Rights and Preferences of the Series A Convertible Preferred Stock of the Company, each dated June 30, 2023 (collectively, the “Charter”), (ii) the BT HoldCo Amended and Restated Limited Liability Company Agreement, dated as of June 30, 2023 (the “BT HoldCo LLCA”), by and among BT HoldCo LLC, the Company and BT Assets, (iii) resolutions of the Company with respect to the issuance and registration of the Securities, (iv) the Registration Statement and the exhibits thereto and (v) the Warrant Agreement, including the form of Warrant set forth therein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Private Placement Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.

Assuming the due issuance and delivery of the Warrant Shares upon payment therefor in accordance with the Warrant Agreement and otherwise in accordance with the provisions of such Warrant Agreement, the Charter and the General Corporation Law of the State of Delaware, the Warrant Shares will be validly issued, fully paid and non-assessable.

3.	The Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable.

4.

Assuming the due issuance and delivery of the Capital Stock Conversion Shares in accordance with the provisions of the Charter and the General Corporation Law of the State of Delaware, the Capital Stock Conversion Shares will be validly issued, fully paid and non-assessable.

5.

Assuming the due issuance and delivery of the BT Assets Conversion Shares in accordance with the provisions of the Charter, the BT HoldCo LLCA and the General Corporation Law of the State of Delaware, the BT Assets Conversion Shares will be validly issued, fully paid and non-assessable.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of New York and the General Corporation Law of the State of Delaware (under which the Company is incorporated).

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the internal law of New York and the General Corporation Law of the State of Delaware. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware or the present laws of the State of New York be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Kirkland & Ellis LLP